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                                  EXHIBIT 3.12

                          CERTIFICATE OF DESIGNATION OF

                           SERIES A PREFERRED STOCK OF

                              INETVISIONZ.COM, INC.

                             DATED DECEMBER 11, 2000


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                                STATE OF DELAWARE

                          CERTIFICATE OF DESIGNATION OF

                            SERIES A PREFERRED STOCK

                                       OF

                             INETVISIONZ.COM, INC.,
                             A DELAWARE CORPORATION

                                       A.

                                  CERTIFICATION

         Noreen Khan and Lawrence Horwitz certify that they are President and Secretary, respectively, of Inetvisionz.com, Inc., a Delaware corporation (the "Corporation"), and that, pursuant to the Corporation's Articles of Incorporation, as amended, and Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on August 29, 2000; at which point none of the Series A Preferred Stock had been issued.

                                       B.

                            SERIES A PREFERRED STOCK

         1. CREATION AND DESIGNATION OF SERIES A PREFERRED STOCK. The Corporation is authorized to issue 10,000,000 (Ten Million) shares of preferred stock, $.001 par value, of which 2,000,000 (Two Million) shares are designated as the Series A Preferred Stock (the "Shares"), having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

         2. PRIORITY VALUE. The Shares will have preference in liquidation distributions (to the extent of the Offering Price per Share) over the Company's Common Stock. In the event of any Liquidation Event, the holders of Shares will be entitled to receive $1.00 per Share before the holders of Common Stock receive any distributions. A "LIQUIDATION EVENT" means any liquidation, dissolution or winding-up of the Company.

         3. CONVERSION RIGHTS. Each Share is convertible into one share of the Company's Common Stock. In the event the shares of common stock of the Company close at a trading price (the average between the bid and ask) of at least $1.50 for 15 consecutive trading days, then the Company shall have the right to require the conversion of the preferred stock in accordance with the terms of this Memorandum. If the gross revenues of the Company for calendar 2000 are $5.0 million or greater, there will be no adjustment to the conversion ratio. If such gross revenues are less than $5.0 million, the conversion ratio will be reduced on a pro rata basis. For example, if the 2000 gross revenues are $4.0 million, the conversion ratio will be reduced by 20% so that four Shares shall be convertible into five shares of common stock.

         4. DIVIDENDS. Each Share has a quarterly cumulative dividend of $.025 per share accruing each January 1, April 1, July 1 and October 1, commencing on October 1, 2000. The dividend accrual on October 1, 2000 and January 1, 2001 will be pro rated to actual date of issuance.


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         5.       REGISTRATION RIGHTS. The Company is obligated to register
the underlying shares of Common Stock in any subsequent registration statement filed by the Company with the Securities and Exchange Commission, so that holders of the Convertible Preferred Stock shall, after conversion into Common Shares, be entitled to sell the same simultaneously with and upon the terms and conditions as the securities sold for the account of the Company are being sold pursuant to any such registration statement, subject to lock-up provisions as may be proposed by the underwriter or the Company, not to exceed 90 days from the effective date of such registration statement (the "Piggyback Registration Right").

         6. VOTING. The Shares will be entitled to votes equal to the number of shares of Common Stock into which such Shares are convertible.

         7. PROTECTIVE RIGHTS. The conversion ratio of the Shares will be adjusted in the event of any stock splits, stock dividends, or other adjustments to the Company's capital structure.

         8. INFORMATION RIGHTS. The Company will provide holders of Shares with all notices, reports and other information provided the holders of the Company's Common Stock.

         9. RESTRICTIONS ON TRANSFERABILITY. The Shares offered hereby have not been registered pursuant to the Securities Act and are offered for sale under applicable exemptions from registration. Persons acquiring Shares must acknowledge their understanding that they may not transfer or dispose of such securities unless the shares are registered or an exemption from registration is then available, in the opinion of counsel to the Company.

         The Shares, when issued, will be "RESTRICTED SECURITIES" as defined in Rule 144 and generally may be sold publicly only after a registration statement becomes effective, in reliance upon Rule 144, or in reliance on another applicable exemption from registration requirements of the Securities Act. The discussion of restrictions on transferability set forth herein is not intended to be comprehensive. A prospective investor should consider consulting with legal counsel concerning the consequences of ownership of restricted securities.

         10.      NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                  a. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  b. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock

         11.      NOTICES OF RECORD DATE. In the event of any taking by

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this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         12. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval on any necessary amendment to these articles.

         13. NOTICES. Any notice required to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation. Further, the Corporation will provide holders of Series A Preferred Stock with all notices, reports and other information provided to the holders of the Corporation's Common Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 17th day of November, 2000.


/S/ NOREEN KHAN
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Noreen Khan, President


/S/ LAWRENCE HORWITZ
------------------------------------
Lawrence Horwitz, Secretary